As filed with the Securities and Exchange Commission on May 20, 2025

Registration No. 333-188741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to
FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

FIRST INTERNET BANCORP

(Exact name of registrant as specified in its charter)

Indiana	20-3489991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8701 E. 116th Street Fishers, Indiana	46038
(Address of principal executive offices)	(Zip Code)

FIRST INTERNET BANCORP 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Kenneth J. Lovik

Executive Vice President and Chief Financial Officer

First Internet Bancorp

8701 E. 116th Street

Fishers, Indiana 46038

(Name and address of agent for service)

(317) 532-7900

(Telephone number, including area code, of agent for service)

With copies to:
Joshua L. Colburn

W. Jason Deppen

Faegre Drinker Biddle & Reath LLP

600 East 96th Street, Suite 600

Indianapolis, IN 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

FIRST INTERNET BANCORP

EXPLANATORY NOTE

First Internet Bancorp (the “Company”) is filing this Post-Effective Amendment No. 2 to Form S-8 Registration Statement (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 (File No. 333-188741) filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2013, as amended by the Post-Effective Amendment No. 1 thereto filed with the Commission on May 18, 2022 (collectively referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock, no par value per share (the “Common Stock”), thereby registered for offer or sale pursuant to the First Internet Bancorp 2013 Equity Incentive Plan (the “2013 Plan”). The Prior Registration Statement registered 750,000 shares of Common Stock with respect to the 2013 Plan.

The Company has since adopted a new equity incentive plan, the First Internet Bancorp 2022 Equity Incentive Plan (the “2022 Plan”), which replaced the 2013 Plan as of May 16, 2022, the date the Company’s shareholders approved the 2022 Plan. No future awards will be made under the 2013 Plan. This Post-Effective Amendment is being filed solely to deregister shares registered under the Prior Registration Statement that will not be used for awards under the 2013 Plan. Such shares are hereby deregistered under the Prior Registration Statement.

As of the date of this Post-Effective Amendment, the total number of shares of Common Stock subject to awards that expired, were cancelled, were forfeited, or were settled in cash under the 2013 Plan, and not yet registered under the 2022 Plan, is 253,381 (the “Newly Available 2022 Plan Shares”). These Newly Available 2022 Plan Shares are no longer available for new awards under the 2013 Plan and will not be issued under the 2013 Plan.

The Registrant is concurrently filing a separate Registration Statement on Form S-8 to register the Newly Available 2022 Plan Shares for issuance under the 2022 Plan. This Post-Effective Amendment is hereby filed to reflect that, following the date hereof, the Newly Available 2022 Plan Shares may not be issued under the 2013 Plan and to deregister the Newly Available 2022 Plan Shares under the Prior Registration Statement. As of the date of this Post-Effective Amendment, there are no remaining outstanding awards under the 2013 Plan, and all of the shares of Common Stock that were initially registered under the Prior Registration Statement have either been issued pursuant to awards under the 2013 Plan or deregistered pursuant to this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fishers, State of Indiana, on May 20, 2025.

FIRST INTERNET BANCORP

By:	/s/ David B. Becker
David B. Becker
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David B. Becker	Chairman and Chief Executive Officer	May 20, 2025
David B. Becker	(Principal Executive Officer)

/s/ Kenneth J. Lovik	Executive Vice President and Chief Financial Officer	May 20, 2025
Kenneth J. Lovik	(Principal Financial and Accounting Officer)

/s/ Aasif M. Bade	Director	May 20, 2025
Aasif M. Bade

/s/ Joseph A. Fenech	Director	May 20, 2025
Joseph A. Fenech

/s/ Justin P. Christian	Director	May 20, 2025
Justin P. Christian

/s/ Jean L. Wojtowicz	Director	May 20, 2025
Jean L. Wojtowicz

/s/ Ann Colussi Dee	Director	May 20, 2025
Ann Colussi Dee

/s/ John K. Keach, Jr.	Director	May 20, 2025
John K. Keach, Jr.

/s/ Michele L. Raines	Director	May 20, 2025
Michele L. Raines